SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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      14a-6(e)(2))
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[   ] Soliciting Material Pursuant to Section 240.14a-12

                 WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
                (Name of Registrant as Specified In Its Charter)


                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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

                         CONSENT SOLICITATION STATEMENT

                       PROPOSED ACTIONS BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                 WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1

                                November 30, 2001

                                  INTRODUCTION

         The limited partners (the "Limited Partners") of WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1 (the "Partnership"), are being asked by the Partnership and WNC Tax Credit Partners IV, L.P. (the "General Partner") to consider and approve by written consent two amendments to the agreement of limited partnership of the Partnership.

         The first amendment, if approved, would eliminate the requirement that the Partnership print, collate and mail to each Limited Partner its quarterly and annual financial reports ("Proposal No. 1"). Instead, under Proposal No. 1, the Partnership would upon request make its reports available to the Limited Partners via e-mail or U.S. mail. Reports would also be available on the Internet at www.sec.gov after the Partnership files them with the SEC. The General Partner believes that because these reports do not provide particularly useful information to the Limited Partners, the production and mailing costs of the reports are unwarranted.

         The second amendment, if approved, would permit the General Partner or one of its affiliates to receive a competitive property management fee for property management services rendered to the properties owned by entities in which the Partnership has invested ("Proposal No. 2"). Currently, the Partnership's agreement of limited partnership limits the property management fee payable to the General Partner or its affiliates to the lesser of the competitive amount or 5% of gross revenues from the property.

         Each of Proposal No. 1 and Proposal No. 2 is subject to the approval of a majority-in-interest of the Limited Partners. If the Limited Partners do not approve Proposal No. 1, the Partnership will continue to reproduce and mail copies of its financial reports to the Limited Partners and will continue to bear the cost for doing so. Regardless of the result of the vote respecting Proposal No. 1 the Partnership will continue to provide its annual tax information directly to the Limited Partners. If the Limited Partners do not approve Proposal No. 2, the General Partner and its affiliates cannot receive a competitive amount for property management services if the competitive amount exceeds 5% of gross property revenues.

         This Consent Solicitation Statement and the enclosed form of Actions By Written Consent of Limited Partners (the "Consent") were first sent to the Limited Partners on or about November 30, 2001.

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

         Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before January 31, 2002 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for a Proposal are given on an executed and returned Consent, Units so represented will be voted in favor of that Proposal. Limited Partners may vote in favor of one Proposal and not the other. The General Partner will take no action with respect to a Proposal except as specified in the duly executed and returned Consents.

         The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the General Partner, either in person or by telephone or telegram.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on Proposal No. 1 and to one vote on Proposal No. 2.

         All Limited Partners as of October 26, 2001 (the "Record Date") are entitled to notice of and to vote on each Proposal. As of October 26, 2001 there were 10,000 Units outstanding, 9,902 of which were held by 725 Limited Partners entitled to vote such Units, and 98 of which were held by assignees not entitled to vote. With respect to each Proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the total of voting Units outstanding as of the Record Date will be required for approval of such Proposal.

         There are no rights of appraisal or similar rights of dissenters under California law or otherwise with regard to the Proposals to be voted upon. Dissenting Limited Partners are protected under California law by virtue of the fiduciary duty of the General Partner to act with prudence in the business affairs of the Partnership on behalf of the Partnership and the Limited Partners.

         As of October 26, 2001 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner nor any of its affiliates are the owners of Units.

         No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 3158 Redhill Avenue, Suite 120, Costa Mesa, California 92626, telephone: (714) 662-5565, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership has received approval and/or disapproval of each Proposal by a majority-in-interest of the Limited Partners, or (ii) January 31, 2002 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the Proposals. However, Limited Partners are urged to return their Consents at the earliest practicable date.

         If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may not revoke such Consent. As of the Action Date, one or both of the actions which are the subject of this solicitation will either be effective (if the requisite number of executed Consents favoring approval have been received by the Partnership) or the solicitation period will have expired without approval of one or both of the actions.


                       CONSENT UNDER PARTNERSHIP AGREEMENT

         The Partnership is governed by its Agreement of Limited Partnership dated as of May 4, 1993 (the "Partnership Agreement"). Pursuant to Section
12.1.1 of the Partnership Agreement, a majority-in-interest of the Limited Partners may approve or disapprove the amendments to the Partnership Agreement described herein.

         The General Partner recommends that the Limited Partners vote in favor of each Proposal.


                           THE PARTNERSHIP'S BUSINESS

         The Partnership is a limited partner in 21 limited partnerships/limited liability companies ("Local Limited Partnerships") which own and operate apartment complexes qualifying for the low income housing tax credit under
Section 42 of the Internal Revenue Code of 1986, as amended. The primary business of the Partnership is to manage its investments in such Local Limited Partnerships and allocate to the Limited Partners the tax credits which are allocated to the Partnership.


                                   MANAGEMENT

         The Partnership is a California limited partnership which has no executive officers or directors. The Partnership's general partner is WNC Tax Credit Partners IV, L.P. WNC & Associates, Inc. is the general partner of WNC Tax Credit Partners IV, L.P.

         WNC & Associates, Inc. is a California corporation which was organized in 1971. Its officers and significant employees are:

Wilfred N. Cooper, Sr.        Chief Executive Officer, Chairman of the Board
Wilfred N. Cooper, Jr.        President, Chief Operating Officer, Secretary
David N. Shafer               Executive Vice President
Sy P. Garban                  Senior Vice President - Institutional Investments
Thomas J. Riha                Vice President - Chief Financial Officer
Francis D. Suh                Vice President - Asset Management
David C. Turek                Vice President - Originations
Michael J. Gaber              Vice President - Acquisitions

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

         In addition to Wilfred N. Cooper, Sr., the directors of WNC & Associates, Inc. are Wilfred N. Cooper, Jr., David N. Shafer, and Kay L. Cooper. The principal shareholder of WNC & Associates, Inc. is Wilfred N. Cooper, Sr.


                         PROPOSAL NO. 1 AND ITS EFFECTS

         Proposal No. 1 would add a new provision to the Partnership Agreement. Set forth below is the proposed amendment to the Partnership Agreement which constitutes Proposal No. 1.

         9.4.4. Notwithstanding the provisions of Section 9.4.1 and 9.4.3 hereof, effective as of March 31, 2002, the General Partner shall cause the Partnership to prepare the reports described in Section 9.4.1 and 9.4.3, but the General Partner shall not be required to send any such report to any Limited Partner unless the Limited Partner has requested in writing to the General Partner that such reports be sent to such Limited Partner. The General Partner shall be permitted to take any action deemed necessary or appropriate to accomplish the foregoing.

[OMITTED GRAPHIC: all of the preceding paragraph is italicized.]

         The General Partner has proposed Proposal No. 1 in order to avoid the expense entailed in the reproduction and mailing of the Partnership's quarterly and annual financial reports. The General Partner is not proposing that the Partnership cease its preparation of such reports; rather, if Proposal No. 1 is approved, the Partnership would continue to prepare its quarterly and annual financial reports and, so long as it is required to do so under the Securities Exchange Act of 1934, as amended, file them with the Securities and Exchange Commission ("SEC"), but it would no longer automatically reproduce and mail those reports to the Limited Partners. Because of the nature of the Partnership's business (see "The Partnership's Business" herein), the General Partner believes that the quarterly and annual financial reports prepared by the Partnership are of very limited use to the Limited Partners. The Partnership is not in the business of generating profits from operations, but, rather, is in the business of providing low income housing tax credits to the Limited Partners. The amount of the low income housing credits is not contingent upon the operations of the apartment complexes, but is contingent only upon the continued rental of the apartment complexes to appropriate tenants at appropriate rents by their current owners. Such information cannot be derived from the financial reports, which are prepared in a manner designed to comply with the rules and regulations of the SEC. Consequently, the General Partner believes that the only report which the majority of Limited Partners are interested in receiving is the annual tax information which the Partnership provides to the Limited Partners. Proposal No. 1 will not in any way impact the manner in which the Partnership provides tax information to the Limited Partners. Proposal No. 1 only provides that the Partnership need not send copies of its financial reports to the Limited Partners. Notwithstanding Proposal No. 1, Limited Partners who desire to receive any such of the Partnership's financial reports could request copies thereof from the Partnership, or they could obtain them from the SEC's web site at www.sec.gov (so long as the reports are filed with the SEC).

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

         During fiscal year 2000/2001, the Partnership spent approximately $2,600 to reproduce and mail its quarterly financial reports and its annual financial report.

         The General Partner is subject to a potential conflict of interest in connection with Proposal No. 1. If Proposal No. 1 is approved, the Partnership will not have to incur the costs it otherwise would incur in connection with the reproduction and mailing of the reports. Because the Partnership itself generates little or no cash from its operations, the costs of reproduction and mailing are funded through reserves. To the extent reserves are not needed to fund the reproduction and mailing of reports, the reserves will be available for other purposes, including, perhaps, the payment of the asset management fee to, and the reimbursement of operating expenses advanced by, the General Partner. During fiscal year 2000/2001, the Partnership paid to the General Partner asset management fees and reimbursements in the aggregate amount of $58,600, and accrued but did not pay asset management fees and reimbursements in the aggregate amount of $69,674.

         Proposals similar to Proposal No. 1 have been approved by the limited partners of WNC Housing Tax Credit Fund II, L.P. and WNC Housing Tax Credit Fund V, L.P., Series 3, both of which are limited partnerships sponsored by WNC & Associates, Inc.


                         PROPOSAL NO. 2 AND ITS EFFECTS

         Proposal No. 2 would amend existing Section 5.6.4 of the Partnership Agreement effective as of the date of Limited Partner approval. Set forth below is the revised Section 5.6.4 which constitutes Proposal No. 2 (deletions indicated by striking through):

         5.6.4. For any property management services actually rendered by the General Partner or its Affiliates respecting the Properties owned by Local Limited Partnerships, the General Partner or any such Affiliate may receive Competitive property management or leasing fees from the Local Limited Partnerships. Included in any such property management fee shall be bookkeeping services and fees paid to non-Affiliated Persons for property management services. In no event shall any leasing fee be paid to the General Partner or to any of its Affiliates for performing leasing services unless the services are necessary for the leasing of space in a Property of a Local Limited Partnership and would be required to be performed by a non-Affiliated Person but for their performance by the General Partner or an Affiliate of the General Partner. The maximum property management fees paid to the General Partner or any of its Affiliates (including all leasing and releasing fees and bonuses and other payments for leasing related services, paid to any Person) shall be the lesser of 5% of the gross revenues from the Property or a Competitive amount, provided that this shall not restrict the charging of a separate Competitive fee for the one-time initial rent-up or leasing-up of a newly constructed or totally rehabilitated Property if such service is not included in the purchase price of the Local Limited Partnership Interest paid by the Partnership.

[OMITTED GRAPHIC: the last sentence of the preceding paragraph is stricken through, and all of the preceding paragraph is italicized.]

          WNC Management, Inc., a wholly-owned subsidiary of WNC & Associates, Inc., is engaged in providing property management services to low-income housing properties located in southern California. Currently, WNC Management,

Inc. manages 15 properties, 11 of which are owned by WNC partnerships or local limited partnerships invested in by one or more WNC partnerships. Included therein is only one property in which the Partnership has an interest. Regency Court Partners, a California limited partnership ("Regency Court") owns the Regency Court Apartments. The partners of Regency Court are the Partnership and Community Housing Assistance Program, Inc., a California nonprofit corporation (the "Local General Partner"). If Proposal No. 2 is approved by the Limited Partners, WNC Management, Inc. would be permitted to commence negotiations with the Local General Partner of Regency Court to increase the amount of the property management fee paid to WNC Management, Inc. from the current rate of 5% of gross revenues from the property up to what the General Partner believes to be the current competitive rate for the property.

         In addition to the requirements that management fees be competitive and approved by the general partner of the Local Limited Partnerships, management fees also may be controlled by federal and/or state finance regulatory agencies. In the case of Regency Court, the higher fee is subject to the approval of the lender of the first mortgage on the property which has veto rights over any increase in property management fees.

         Using the definition included in the Partnership Agreement, the General Partner believes that the current "competitive" rate for property management services for Regency Court is 7% of gross revenues. (The Partnership Agreement defines "competitive" for these purposes as "the amount customarily charged by Persons not Affiliated with the payee for such ... services in the geographic area in which such ... services are rendered.")

         Since January 1, 1999, WNC Management, Inc. has received property management fees equal to 5% of gross property revenues from Regency Court as follows: $26,896 in 1999, $32,742 in 2000, and $16,464 for the six months ended June 30, 2001. If the fee payable had been equal to 7% of gross property revenues, the amounts paid would have been $37,654 in 1999, $45,839 in 2000, and $23,050 for the six months ended June 30, 2001.

         If WNC Management, Inc. were able to negotiate an increase in the property management fee paid by the Local Limited Partnership, the increase could have an impact on the Limited Partners. As discussed below, the General Partner believes that any impact would not be significant.

         Because the Partnership has invested as a limited partner in other limited partnerships, the Partnership's cash flow from operations and from sale of properties depends on the distributions it receives from all the limited partnerships in which it has invested. Such limited partnerships, and not the Partnership, pay property management fees. Accordingly, if WNC Management, Inc. is able to negotiate a higher, but competitive, property management fee from

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

Regency Court, such Local Limited Partnership will have less cash to pay to its partners, including its general partner and the Partnership, and the Partnership will have less cash to pay expenses such as the asset management fees discussed above. See "Proposal No. 1 and its Effects."

         Nonetheless, the General Partner believes that this change is warranted because WNC Management, Inc. is not obligated to provide property management services, and the higher competitive amount would be paid to an unrelated property management company if one were hired.

         The impact on the Limited Partners resulting from a reduction in cash from operations to the Partnership from Regency Court is unlikely to be material. The incremental difference in the property management fee could ultimately decrease the amount available to be paid to the Limited Partners, if any, from distributions resulting from the sale or refinancing of Regency Court. This could be the result if the increase in property management fees caused Regency Court to accrue other fees owing to its general partner, or caused the Partnership to accrue asset management fees owing to the General Partner which otherwise could have been paid. Again, the General Partner does not believe that the impact on the Limited Partners in this regard will be significant.

         Of course, even if Proposal No. 2 is approved, there can be no assurance that WNC Management, Inc. could successfully negotiate an increase in the property management fee to be paid by Regency Court.

         Of the 15 properties managed by WNC Management, Inc. five of them are subject to the 5% restriction on property management fees. It is the current intention of WNC & Associates, Inc. to solicit relief from that restriction with respect to all five properties.











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


                 ACTIONS BY WRITTEN CONSENT OF LIMITED PARTNERS

                 WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
                         3158 Redhill Avenue, Suite 120
                          Costa Mesa, California 92626
                                 (714) 662-5565

                                             THIS CONSENT IS SOLICITED ON BEHALF
                                             OF THE PARTNERSHIP AND THE GENERAL
                                             PARTNER.


        (Name and address                    The undersigned hereby acknowledges
         printed here)                       receipt of the Consent Solicitation
                                             Statement dated November 30, 2001
                                             and hereby votes all the units of
                                             limited partnership interest of WNC
                                             HOUSING TAX CREDIT FUND IV, L.P.,
                                             SERIES 1 (the "Partnership"), held
                                             of record by him, her or it as
                                             follows:

        PROPOSAL NO. 1 The Partnership's Agreement of Limited Partnership dated as of May 4, 1993, will be amended to provide that the Partnership need not automatically send its financial reports to its Limited Partners, as specifically set forth under "Proposal No. 1 and Its Effects" on page 4 in the accompanying Consent Solicitation Statement.

        FOR [ ]                    AGAINST [ ]               ABSTAIN [ ]


        PROPOSAL NO. 2 The Partnership's Agreement of Limited Partnership dated as of May 4, 1993, will be amended to provide that the General Partner or an Affiliate thereof may receive a fee in a competitive amount for property management services actually rendered, as specifically set forth under "Proposal No. 2 and Its Effects" on page 5 in the accompanying Consent Solicitation Statement.

        FOR [ ]                    AGAINST [ ]               ABSTAIN [ ]


This Consent, when properly executed and returned to the Partnership, will be voted in the manners directed herein by the undersigned Limited Partner. IF NO DIRECTION IS MADE FOR A PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THAT PROPOSAL.

Please sign exactly as name appears below:   When Units are held by joint
                                             tenants,  both  should  sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
(Name printed here)                          please give full title as such. If
                                             a corporation, please sign in full
                                             corporate  name  by president or
Your form of ownership is:                   other authorized officer. If a
(Form of ownership printed here)             partnership, please sign in
                                             partnership name by authorized
                                             person.
You own (number of units) Units


DATED: _____________, 20___                  _____________________________
                                             Signature

PLEASE MARK, SIGN, DATE
AND RETURN THIS                              _____________________________
CONSENT IN THE ENCLOSED                      Additional Signature, if held
POSTPAID ENVELOPE.                           jointly

                                November 30, 2001



To all Limited Partners of WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1

         We are pleased to submit to you the enclosed materials for your review of our request for approval of two amendments to the partnership agreement.

         The first amendment would eliminate the requirement that your Partnership must automatically reproduce and mail copies of its quarterly and annual financial reports to the Limited Partners. Limited Partners will continue to be sent a Schedule K-1 to file with their tax returns.

         The General Partner believes that automatically mailing the quarterly and annual financial reports are an unnecessary cost to the Partnership because:

     o   the Partnership's financial reports are available over the Internet;
     o the reports are of limited use to the Limited Partners due to the nature of the Partnership's business; and
     o you may, as the Limited Partner, request a copy of the financial reports by mail.

         The second amendment would permit WNC Management, Inc. (as an affiliate of the General Partner) to receive a competitive fee for property management services rendered to the Partnership's apartment complexes. WNC Management, Inc. currently manages one of the Partnership's properties - Regency Court. The partnership agreement limits the management fee to 5% of gross revenues for affiliates of the general partner. The General Partner believes that:

     o the management fee of 5% of gross revenues currently provided for in the Partnership Agreement to affiliates of the General Partner is not a competitive rate for property management services;
     o WNC Management, Inc. is not obligated to provide property management services. The higher competitive amount would be paid anyway to an unrelated property management company if approval is not received and WNC Management, Inc. elects to discontinue property management services.
     o In any case, management fees charged, in addition to being competitive, must be approved by the Local General Partners and are further controlled by federal and/or state low income housing/finance regulatory agencies.

         A majority of the limited partners of two other WNC partnerships have approved similar proposals.

         All of our Limited Partners should carefully read the enclosed materials and then vote for or against the proposals by marking, signing and returning the enclosed ballot form in the enclosed stamped, addressed envelope.

         It must be understood that a proposal cannot be considered approved without the affirmative vote of the owners of more than 50% of the units of limited partnership interest. Therefore, if a Limited Partner does not return his, her or its signed ballot, that Limited Partner will have effectively voted against the proposals.

         Please mark the enclosed ballot and return it to us in the enclosed envelope at your earliest convenience. We must receive your ballot by January 31, 2002 for your vote to be counted. Please call us if you have any questions.


Sincerely yours,

WNC Tax Credit Partners IV, L.P.